Exhibit 99.1

Release: IMMEDIATE For: Comtex News Network (Symbol: CMTX)

Contact:	Amber Gordon agordon@comtex.com 703-797-8011

COMTEX REPORTS FIRST QUARTER FISCAL 2010 EARNINGS

New York, NY, November 13, 2009 – Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend® market products, today announced its earnings for the quarter ended September 30, 2009.

For the first quarter of fiscal 2010, ended September 30, 2009, Comtex’s revenues increased 9% to $1.81 million, from $1.66 million for the quarter ended September 30, 2008.  Comtex reported $137,000 of operating income and net income of $166,000, or $0.01 per share for the quarter, up from $31,000 of operating income and net income of $25,000, or $0.00 per share for the first quarter of fiscal 2009.  The increases in revenue, income and EBITDA, discussed below, were primarily due to increased sales of the Company’s SmarTrend® product.

For the quarter ended September 30, 2009, EBITDA (as defined and explained in the accompanying note to the table below) was approximately $172,000 compared to $61,000 for the first quarter of the previous fiscal year.

Comtex President and CEO, Chip Brian, stated, “In addition to providing premium news and information content to our distributors, over the last several years Comtex developed the proprietary SmarTrend product – available through distributors and also sold directly to end users.  We’re gratified that our investments in new product development and marketing initiatives resulted in increased sales this past quarter, despite the very challenging economic climate in which we continue to operate.”

About Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend® Alerts and economically useful information.  Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms.  With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day.  Comtex’s state-of-the-art technology delivers this relevant content and reliable service in real-time.  Comtex also provides several SmarTrend Alert products to consumers, including a daily stock market letter (Morning Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com).  Comtex has offices in New York City; Boston, Massachusetts; and Alexandria, Virginia.

SmarTrend® is a registered trademark of Comtex News Network, Inc.

FINANCIAL TABLE FOLLOWS

MORE…

Comtex Announces First Quarter FY 2010 Earnings November 13, 2009	Page 2

Comtex News Network, Inc. Selected Financial Data (amounts in thousands, except per share amounts)

	Three MonthsEnded
	September 30
	(unaudited)
	2009	2008
Revenues	$1,813	$1,662
Operating Income	137	31
Net Income	$166	$25
Earnings Per Share,
Basic and Diluted	$0.01	$0.00
Weighted Avg. # Shares,
Basic	15,794	15,294
Diluted	15,828	15,562

Reconciliation to EBITDA:
Net Income	$166	$25
Depreciation and Amortization	34	29
Interest/Other (Income) Expense	(29)	(5)
Income Taxes	1	12
EBITDA	$172	$61

Please Note:  EBITDA consists of earnings before stock-based compensation, interest expense, interest and other income, unrealized and realized gains (losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies.  However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry.  Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note:  Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties.  These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature.  These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes.  Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.  Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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